Exhibit 99.1

Fortress Biotech’s Subsidiary Cyprium Therapeutics Closes Sale of Rare Pediatric Disease Priority Review Voucher for $205 Million

Miami, FL – March 30, 2026 – Fortress Biotech, Inc. (Nasdaq: FBIO) (“Fortress”) and its majority-owned subsidiary, Cyprium Therapeutics, Inc. (“Cyprium”), today announced the closing of the sale of Cyprium’s Rare Pediatric Disease Priority Review Voucher (“PRV”) for gross proceeds of $205 million.

“The sale of the PRV by Cyprium is a transformational corporate transaction for both Cyprium and Fortress. As the majority shareholder of Cyprium, Fortress expects to receive over $100 million in proceeds from the transaction, which will enhance our financial flexibility to invest in business development and the continued advancement of our robust portfolio,” said Lindsay A. Rosenwald, M.D., Fortress’ Chairman, President and Chief Executive Officer and Cyprium’s Chairman. “In addition to the PRV sale, Fortress’ portfolio earned three FDA approvals in the last 15 months for Emrosi™, UNLOXCYT™, and ZYCUBO®, and we sold our former subsidiary Checkpoint Therapeutics to Sun Pharma. All of the progress across our diversified portfolio further validates our business model and we look forward to the potential achievement of key upcoming milestones within our broad pipeline of commercial and clinical-stage assets.”

In December 2023, Sentynl Therapeutics, Inc. (“Sentynl”) assumed full responsibility for the development and commercialization of ZYCUBO® (copper histidinate, formerly known as CUTX-101) from Cyprium. The PRV was issued upon approval of ZYCUBO® by the U.S. Food and Drug Administration (“FDA”) on January 12, 2026. Pursuant to the transaction with Sentynl, the PRV was immediately transferred to Cyprium and has now been sold by Cyprium.

Cyprium remains eligible to receive tiered royalties on net sales of ZYCUBO® and up to approximately $128 million in aggregate sales milestones from Sentynl. Cyprium is obligated to pay 20% of the proceeds from the PRV sale to the Eunice Kennedy Shriver National Institute of Child Health and Human Development, an institute of the National Institutes of Health.

About Cyprium Therapeutics

Cyprium Therapeutics, Inc. (“Cyprium”) is focused on the development of novel therapies for the treatment of Menkes disease and related copper metabolism disorders. In March 2017, Cyprium entered into a Cooperative Research and Development Agreement with the Eunice Kennedy Shriver National Institute of Child Health and Human Development (“NICHD”), part of the NIH, to advance the clinical development of CUTX-101 (Copper Histidinate injection) for the treatment of Menkes disease. In 2023, Cyprium completed the transfer of its proprietary rights and assigned its FDA documents pertaining to CUTX-101 to Sentynl Therapeutics, Inc. ZYCUBO® (formerly CUTX-101) was U.S. FDA-approved in 2026 for the treatment of Menkes disease in pediatric patients. Cyprium and NICHD also have an ongoing worldwide, exclusive license agreement to develop and commercialize adeno-associated virus (AAV)-based gene therapy, called AAV-ATP7A, to deliver working copies of the copper transporter that is defective in patients with Menkes disease, and to be used in combination with CUTX-101; AAV-ATP7A gene therapy is currently in pre-clinical development and has received FDA Orphan Drug Designation. Cyprium was founded by, and is a majority-owned subsidiary of, Fortress Biotech, Inc. (Nasdaq: FBIO). For more information, visit www.cypriumtx.com.

About Fortress Biotech

Fortress Biotech, Inc. (“Fortress”) is an innovative biopharmaceutical company focused on acquiring and advancing assets to enhance long-term value for shareholders through product revenue, equity holdings and dividend and royalty income. The company has multiple marketed prescription pharmaceutical products and programs in development at Fortress, at its majority-owned and majority-controlled partners and subsidiaries and at partners and subsidiaries it founded and in which it holds significant minority ownership positions. Fortress’ portfolio is being commercialized and developed for various therapeutic areas including oncology, dermatology, and rare diseases. Fortress’ model is focused on leveraging its significant biopharmaceutical industry expertise and network to further expand and advance the company’s portfolio of product opportunities. Fortress has established partnerships with some of the world’s leading academic research institutions and biopharmaceutical companies to maximize each opportunity to its full potential, including AstraZeneca, City of Hope, Nationwide Children’s Hospital, Columbia University, Dana-Farber Cancer Center and Sentynl Therapeutics. For more information, visit www.fortressbiotech.com.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. The words “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology are generally intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated include risks relating to: our growth strategy, financing and strategic agreements and relationships; our need for substantial additional funds and uncertainties relating to financings; uncertainty related to the timing and amounts expected to be realized from future milestone, contingent value right, royalty or similar future revenue streams, if at all; our ability to identify, acquire, close and integrate product candidates successfully and on a timely basis; our ability to attract, integrate and retain key personnel; the early stage of products under development; the results of research and development activities; uncertainties relating to preclinical and clinical testing; our ability to obtain regulatory approval for products under development; our ability to successfully commercialize products for which we receive regulatory approval; our ability to secure and maintain third-party manufacturing, marketing and distribution of our and our partner companies’ products and product candidates; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as may be required by law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The information contained herein is intended to be reviewed in its totality, and any stipulations, conditions or provisos that apply to a given piece of information in one part of this press release should be read as applying mutatis mutandis to every other instance of such information appearing herein.

Company Contact:

Jaclyn Jaffe

Fortress Biotech, Inc.

(781) 652-4500

ir@fortressbiotech.com

Media Relations Contact:

Tony Plohoros

6 Degrees

(908) 591-2839

tplohoros@6degreespr.com